Exhibit 10.24

NEW SKIES SATELLITES B.V.

Mr. Daniel S. Goldberg
Chief Executive Officer
New Skies Satellites B.V.
Rooseveltplantsoen 4
2517 KR The Hague
The Netherlands

December 14, 2005

Amendment to Employment Agreement

Dear Dan:

As you know, SES Global S.A. (“SES”) has expressed interest in acquiring New Skies Satellites Holdings Ltd., the parent company of New Skies Satellites B.V. (the “Company”), through an amalgamation (the “Amalgamation”) and desires that senior management of the Company continue in employment following the closing of the Amalgamation. In order to facilitate the Amalgamation and for other good and valuable consideration the receipt of which is hereby acknowledged, the Company and you (the “Employee”) hereby agree, contingent on the Amalgamation occurring, to amend the Amended and Restated Employment Agreement, dated October 10, 2005, between the Company and Employee (the “Employment Agreement”), as follows (capitalized terms used but not defined herein shall have the meaning ascribed to them in the Employment Agreement):

1.     Section 3(d) of the Employment Agreement provides that Employee can terminate his employment for Good Reason and that, upon such termination, Employee is entitled to termination payments under Section 5(a) of the Employment Agreement. The Company acknowledges that the Amalgamation will result in a material diminution of the level of responsibility and authority of Employee, including his reporting duties, and an adverse change in Employee’s title and position such that Employee will have Good Reason to terminate his employment. At SES’s request Employee is willing to agree, as set forth below, to waive, for a period of 12 months from the closing of the Amalgamation, his right to terminate his employment for Good Reason arising solely as a result of an “Amalgamation-Related Diminution Event” (as defined below) in consideration of the Company’s agreement that Employee may resign for any reason, at any time on or after the 12 month anniversary of the closing of the Amalgamation, and have such resignation treated as a resignation for Good Reason for purposes of the Employment Agreement. Employee and the Company are further willing to provide 60 days’ written notice to the other before any termination of Employee’s employment, for any reason (other than termination by Cause by the Company), shall be effective (it being understood that such notice may be delivered prior to the 12 month anniversary of the closing of the Amalgamation provided that such termination may not be effective until the 12 month, anniversary of the closing of the Amalgamation).

Therefore, (i) the Company agrees that Employee may resign for any reason, at any time on or after the 12-month anniversary of the closing of the Amalgamation, and have such resignation treated as a termination for Good Reason for purposes of the Employment Agreement and (ii) provided and for so long as the conditions below remain materially satisfied. Employee agrees to waive, for period of 12 months from the closing of the Amalgamation, his right to terminate his employment for Good Reason solely as a result of the changes to his level of responsibility, authority, reporting duties and title following the Amalgamation set forth below (an “Amalgamation Related Diminution Event”).

•      The Company shall become a separate subsidiary of SES.

•      Employee shall report directly to the board of directors of SES or the chief executive officer of SES, consistent with reporting lines of the chief executive officers of SES Americom and SES Astra.

•      The size and scope of the Company’s operations (taking into account any assets, operations or employees transferred out of the Company. as well as any assets, operations or employees that are transferred into the Company) will not be materially diminished from their size and scope at the time of the Amalgamation, due allowance, however, being made for a reduction in the size and scope of the Company’s operations resulting from the restructuring and integration of certain existing Company functions within the Buyer’s organization relating to technical and satellite operating facilities (including teleports).

•      With respect to the operations of the Company, Employee shall have the same level of responsibility and authority that he currently has, subject to limitations on such responsibility and authority that are consistent with the limitations on the responsibility and authority that the chief executive officers of SES Americom and SES Astra are currently subject to.

•      Employee shall retain his current title, subject to changes in the name of the Company to reflect its status as a division or subsidiary of SES.

Employee and the Company further agree that any termination of employment, for any reason (other than termination for Cause by the Company), shall be effective only upon 60 days’ prior written notice to the other party (it being understood that, with respect to a termination for Good Reason other than due to a Amalgamation Related Diminution Event, such notice may be delivered prior to the 12 month anniversary of the closing of the Amalgamation provided that such termination may not he effective until the 12 month anniversary of the closing of the Amalgamation). For the avoidance of doubt, Employee shall be entitled to his salary, benefits and other rights (without any reduction) under this agreement until the effective date of the termination.

2.     Employee agrees that he intends to continue in his current employment for at least twelve months following the closing of the Amalgamation. If, during such twelve month period, Employee voluntarily terminates his employment without Good Reason (giving effect to Paragraph 1 above and subject to the conditions therein) or requests termination of his employment by a competent court (other than as a result of a breach by the Company or for Good Reason (after giving effect to Paragraph l above and subject to the conditions therein)), the parties determine it to be fair and reasonable that Employee will not be entitled to any severance or termination payments whatsoever pursuant to his Employment Agreement or pursuant to court order.

3.     The first sentence of Section 7(d) of the Employment Agreement shall he amended to read as follows: “Employee agrees not to engage in any aspect of the Satellite Business (as hereinafter defined) (x) during the Employment Period and (y) in the event of the termination of the Employee’s employment during the Employment Period for any reason, until the later to expire of the period ending twelve months after the closing of the Amalgamation and, if applicable, the period ending twelve months after the termination of the Employee’s employment by the Company without Cause or by the Employee for Good Reason.”

4.     Notwithstanding anything in Section 10 of the Employment Agreement to the contrary, the Gross-Up Payment to which Employee is entitled in connection with the Amalgamation shall in no event exceed in he aggregate $3,812,617.

5.     The first sentence of Section 5(a) of the Employment Agreement shall be revised to read as follows:  “In the event of the termination of the Employee’s employment (1) by the Company without Cause or (2) by the Employee for Good Reason, the Company shall pay to (or in the case of business expenses pursuant to clause (i), reimburse) the Employee, or his estate in the event of his death, thirty (30) days following the Date of Termination . . . [remainder of the sentence continues as currently written].”

6.     Anything in this Amendment to the contrary, this Amendment shall take effect at the effective time of the Amalgamation, and if the Amalgamation does not occur, this Amendment will have no force or effect. Notwithstanding anything herein to the contrary, nothing herein shall be construed to prevent Employee from terminating his employment with the Company for Good Reason (giving effect to Paragraph 1 above and subject to the conditions therein) following the Amalgamation provided that any such termination for Good Reason shall be effective only upon 60 days’ prior written notice to the Company. Except as otherwise expressly provided herein, the terms of the Employment Agreement shall remain in full force and effect.

Please indicate your agreement to the amendments set forth above in the space provided for your signature below.

Very truly yours,

New Skies Satellites B.V.

By:	/s/ Daniel S. Goldberg

Agreed to this 14th day of December, 2005

/s/ Daniel S. Goldberg
Daniel S. Goldberg